Exhibit 10.2

AMENDMENT NO. 1 TO

THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger dated July 25, 2023, by and among Victory Oilfield Tech, Inc., Victory H2EG Merger Sub Inc., and H2 Energy Group Inc. (the “Merger Agreement”) is made and entered into as of December 1, 2023 (the “Effective Date”), by and among Victory Oilfield Tech, Inc., a Nevada corporation (“Victory”), Victory H2EG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Victory (“Merger Sub”) and H2 Energy Group Inc., a Delaware corporation (“H2EG” and collectively with Victory and Merger Sub, the “Parties”). Capitalized terms used herein but not defined below shall have the meanings ascribed to such terms in the Merger Agreement.

BACKGROUND

A. On July 25, 2023, Victory and Merger Sub entered into the Merger Agreement with H2EG, pursuant to which Merger Sub agreed to merge with and into H2EG, which will survive in the merger and become a wholly owned subsidiary of Victory, in a transaction that is intended to qualify for tax-free treatment under the Code.

B. The Merger Agreement requires the:

(1)	conversion of the Visionary Convertible Notes in the aggregate principal amount of $3,815,926.39 with accrued interest thereon through June 15, 2023, that are held by Visionary Private Equity Group I, LP, at a conversion price of $0.1777, and the transfer of all the equity interests in Pro-Tech that are held by Victory to Visionary in consideration for the conversion of the Visionary Convertible Notes at the Closing;

(2)	filing of an information statement on Schedule 14F-1 with the SEC that discloses the requisite information about the New Board Members who will serve as board members of Victory at the Effective Time;

(3)	issuance of Victory Common Stock to the H2EG Stockholders which, in the aggregate, constitutes at least 70% of the issued and outstanding capital stock of Victory on a fully diluted basis after the Closing;; (or at least 400,335,526 shares of Victory Common Stock);

(4)	reissuance of up to 2,882,634 Reissue Warrants (defined below) to holders of existing expired warrants of Victory in consideration for a release by such holders of any and all claims against Victory;

(5)	issuance of 3,350,000 Victory warrants to current employees of Victory as compensation for services provided thereto;

(6)	investment in Victory of up to $5,000,000 by investors in a private placement offering in exchange for Victory Common Stock constituting up to 15% of Victory’s outstanding Common Stock on a fully diluted basis (assuming the full amount of $5,000,000 is raised in the Financing); and

(7)	the granting of a right to select a director to serve on the board of directors of Victory to the investors in the Financing.

C. The Merger Agreement also states that: (1) Victory’s authorized capital stock consists of (i) 300,000,000 shares of Common Stock, of which 28,591,593 shares are issued and outstanding as of the date thereof (or 85,786,184 shares on a fully diluted basis); and (ii) 20,000 shares of Series D Preferred Stock, of which 8,333 are issued and outstanding as of the date hereof; and that (2) for their investments in Victory, the Financing investors will receive, in the aggregate, roughly $5,000,000 worth of Victory Common Stock (or up to 85,786,184 shares of Victory Common Stock which are reserved for issuance thereunder).

D. With respect to the provisions referenced in paragraphs (B)(3) and (C) above, only 128,427,632 shares of Victory Common Stock remain available for issuance under Victory’s articles of incorporation, which is insufficient to account for the 400,335,526 shares of Victory Common Stock which the H2EG Stockholders are due under the Merger Agreement, together with the 50,961,957 shares of Victory Common Stock which are due to Visionary at the Effective Time upon conversion of the Visionary Convertible Notes according to the Merger Agreement.

E. To allow Victory to consummate the Merger Agreement prior to amending its articles of incorporation to sufficiently increase its authorized capital stock, the Parties desire to amend the Merger Agreement to provide that: (i) Victory will sell $1,212,000 worth of Victory Common Stock (or 20,542,373 shares of Common Stock) in the Financing; (ii) the H2EG Stockholders will receive 243,000,000 shares of Common Stock at the Effective Time, and 175,822,708 shares of Common Stock following an increase to Victory’s authorized capital stock, and (iii) Visionary will receive 7,866,034 shares of Victory Common Stock at the Closing, and 43,095,923 pre-funded warrants to purchase Victory Common Stock, in a form mutually agreed upon by the Parties, provided that the pre-funded warrants will contain an exercise limitation that prohibits the exercise of such pre-funded warrants until Victory has increased its authorized capital stock (the “Pre-funded Warrants”).

F. The Parties also desire to amend the Merger Agreement to:

(1)	correct the disclosure concerning Victory’s authorized capital stock;

(2)	clarify that as soon as practicable after the Closing, the H2EG Stockholders, as owners of 81% of the issued and outstanding Victory Common Stock on a post-Closing basis, shall vote in favor of, and shall cause Victory to take all necessary actions to effect, an amendment to Victory’s articles of incorporation to increase the Authorization Limit thereunder to at least 1,170,318,154 shares of Common Stock;

(3)	provide that Victory’s equity ownership interest in Pro-Tech shall be transferred to Pro-Tech Holdings, LLC, a Texas limited liability company, instead of Visionary, so long as Flagstaff International, LLC, a Delaware limited liability company and the owner of Pro-Tech Holdings commits pursuant to a binding agreement to invest at least $4,000,000 in Victory on terms to be mutually agreed upon by Flagstaff and Victory, which will include the right to appoint a director to the board of directors of Victory;

(4)	correct the disclosure regarding the Reissue Warrants which Victory intends to issue so that the number thereof contains a certain amount of warrants of Victory that are set to expire by December 31, 2024;

(5)	provide that the Series D Holder (defined below) has agreed to convert his 8,333 shares of Series D Preferred Stock, constituting all of the issued and outstanding shares thereof, for 3,961,539 Pre-funded Warrants at the Closing.

(6)	clarify that the 3,350,000 new warrants being issued to current employees of Victory are exercisable on a cashless basis;

(7)	provide that the Schedule 14F-1 Filing can occur after the Effective Time;

(8)	change the conversion price of the Visionary Convertible Notes from $0.1777 to $0.075914, such that at the Closing, the principal amount and accrued interest thereunder will convert to Victory Common Stock at a price that is approximately equal to the price in the Financing;

(9)	provide that the investors in the Financing will not have the right to appoint a director to Victory’s board of directors; and

(10)	provide that the Merger is intended as a transaction that qualifies as a tax-free reorganization under Section 368(a)(2)(E) of the Code.

G. In accordance with Section 10.1 of the Merger Agreement, the same may be amended by an instrument in writing signed on behalf of Victory, Merger Sub, and H2EG.

H. This Amendment has been authorized by Victory’s board of directors, Merger Sub’s board of directors, and H2EG’s board of directors and is being executed by the Parties on the Effective Date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in the Merger Agreement and this Amendment thereto, the parties hereto agree to amend the Merger Agreement as follows:

1. Amendment to Section 1.1(cc). Section 1.1(cc) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(cc)  [Reserved]

2. Amendments to Section 1.1. Section 1.1 of the Merger Agreement is hereby amended to add the following additional definitions:

“Authorization Limit” means the 300,000,000 authorized shares of Common Stock of Victory available for issuance under Victory’s articles of incorporation.

“Flagstaff” means Flagstaff International, LLC, a Delaware limited liability company that has committed to investing in Victory per the Flagstaff Financing Agreement.

“Flagstaff Financing Agreement” means the agreement between Victory and Flagstaff by which Flagstaff has agreed to invest at least $4,000,000 in Victory in exchange for the transfer of all of the equity of Pro-Tech to Pro-Tech holdings according to the Merger Agreement.

“New Board Members” means the Board members of Victory as of the Effective Time which are named in Section 7.1(f) of the Merger Agreement.

“Pre-funded Warrants” means the Pre-funded Warrants for the purchase of Victory Common Stock which are being issued to Visionary and the Series D Holder according to the Amendment, in a form mutually agreed upon by the Parties, provided that the Pre-funded Warrants will contain an exercise limitation that prohibits the exercise of such Pre-Funded warrants until Victory has increased its authorized capital stock.

“Pro-Tech Holdings” means Pro-Tech Holdings, LLC, a Texas limited liability company and an affiliate of Flagstaff that will acquire all of Victory’s equity ownership in Pro-Tech.

“Schedule 14F-1 Filing” means the information statement on Schedule 14F-1 which Victory will file with the SEC to disclose the requisite information about the New Board Members who will serve as board members of Victory at the Effective Time.

“Series D Holder” means David McCall, the holder of all of the issued and outstanding Series D Preferred Stock of Victory.

“Series D Preferred Stock” means Victory’s Series D Preferred Stock, of which 8,333 are issued and outstanding and held by the Series D Holder, which will be canceled in exchange for Pre-funded Warrants at the Effective Time, according to Section 5.8(b).

“Visionary” means Visionary Private Equity Group I, LP, the holder of the Visionary Convertible Note.

“Visionary Convertible Note” means the convertible note(s) issued to Visionary by Victory, which are convertible into Victory Common Stock.

3. Amendments to Section 2.1(b). Section 2.1(b) of the Merger Agreement is hereby amended and restated as follows:

(b) Tax-Free Merger. The Parties to this Agreement intend, for federal income Tax purposes, that the Merger qualify as reorganization governed by Section 368(a)(2)(E) of the Code and the applicable Treasury Regulations promulgated with respect thereto, and Victory and H2EG will file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with such treatment and will use their commercially reasonable efforts to sustain such treatment in any subsequent tax audit or dispute.

4. Amendments to Section 2.3(b). Section 2.3(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b) H2EG Capital Stock. At the Effective Time, each share of H2EG Capital Stock issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions set forth in this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive 418,822,708 shares of Victory Common Stock, of which: (i) 243,000,000 shares of Victory Common Stock will be issued upon the Closing (“H2EG’s Post-Closing Issuance), and; (i) 175,822,708 shares of Victory Common Stock will be issued after an amendment to Victory’s articles of incorporation increasing the Authorization Limit according to Section 5.8(c). For clarity, according to this Section 2.3(b), the H2EG Stockholders will own 81% of Victory’s issued and outstanding Common Stock on a post-Closing basis.”

5. Amendments to Section 4.2. Section 4.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“4.2 Capital Structure

(a) Except as set forth on Schedule 4.2(a) of the Victory Disclosure Schedule, the authorized capital stock of Victory immediately prior to the Closing consists of: (i) 300,000,000 shares of Common Stock, par value $0.001 per share, of which 28,591,593 shares are issued and outstanding, and (ii) 20,542,373 shares are reserved for issuance in the Financing, and (ii) 20,000 shares of Series D Preferred Stock, par value $0.001 per share, of which 8,333 shares are issued and outstanding. All outstanding shares of Victory Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which Victory is a party or by which it is bound, have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the date hereof, there are no declared and unpaid dividends with respect to any shares of Victory Capital Stock.

(b)  Except as set forth on Schedule 4.2(b) of the Victory Disclosure Schedule, Victory has never adopted, sponsored, or maintained any stock option plan or any other plan or agreement, providing for equity compensation to any person. Victory has not reserved shares of Victory Common Stock under the Victory Plan for issuance to employees and directors of, and consultants to, Victory upon the exercise of options or other awards granted under the Victory Plan or any other plan, agreement, or arrangement (whether written or oral, formal or informal), of which no shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options or other awards.

(c)  Except as set forth in Schedule 4.2(c) of the Victory Disclosure Schedule, there are no (i) options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Victory is a party or by which Victory is bound obligating Victory to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Victory Capital Stock or obligating Victory to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement; (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Victory; (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting securities of Victory; (iv) Contracts to which Victory is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Victory Capital Stock.”

6. Amendments to Section 5.5. Section 5.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“5.5 Schedule 14F-1. As soon as reasonably practicable following the Closing and the determination by the Parties of the New Boards Members in accordance with Section 7.1(f), Victory shall file with the U.S. Securities and Exchange Commission the Schedule 14F-1 Filing disclosing the requisite information regarding the New Board Members.”

7. Amendments to Section 5.6. Section 5.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“5.6 Flagstaff Financing; Pro-Tech Disposition. Before the Effective Time, Victory will enter into a financing agreement with Flagstaff International, LLC, under which Flagstaff will commit to invest $4,000,000.00 in Victory, as a single sum or in separate tranches, in exchange for (i) Victory Preferred Stock and (ii) the transfer to Pro-Tech Holdings of all the equity interests held by Victory in Pro-Tech or the transfer to Pro-Tech Holdings of all or substantially all of the assets of Pro-Tech (the “Pro-Tech Disposition”). Each of the Parties acknowledges that the Pro-Tech Disposition pursuant to the Flagstaff Financing Agreement is a material term of the Merger Agreement contemplated hereby.”

8. Amendments to Section 5.7. Section 5.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“5.7 Financing. The Parties shall use reasonable best efforts to complete a private placement financing for gross proceeds of up to $1,212,000, or the sale of up to 20,542,373 shares of Victory Common Stock (the “Financing Shares”) at a purchase price of $0.059 per share (the “Financing”). The Financing shall be promptly disbursed to H2EG when received and shall be represented by a note or a series of notes in a form reasonably satisfactory to the Parties (the “Financing Notes"). The Financing Notes shall be forgiven upon consummation of the Merger, provided however that the Financing Notes shall be payable by H2EG to Victory in accordance with its terms if the Merger is not completed.”

9. Amendments to Section 5.8. Section 5.8 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“5.8 Closing and Post-Closing Matters.

(a)  Conversion of Visionary Convertible Notes. Visionary will convert the Visionary Convertible Notes at the Effective Time according to this Section 5.8(a), and will receive: (i) 7,866,034 shares of Victory Common Stock, and (ii) 43,095,923 Pre-funded Warrants, each with an exercise price of $0.000001, which contain a provision prohibiting the exercise thereof until Victory’s shareholders approve an amendment to the Victory articles of incorporation, increasing the Authorization Limit to a number of shares that is sufficient to allow for the exercise of such Victory Pre-funded Warrants in full.

(b)  Cancelation and Exchange of the Series D Preferred Stock. The Series D Holder has agreed to the cancellation and exchange of his 8,333 shares of Series D Preferred Stock for 3,961,539 Pre-funded Warrants at the Effective Time.

(c)  Amendment Increasing the Authorization Limit. As soon as practicable after the Closing, the H2EG Stockholders, as owners of 81% of the issued and outstanding Victory Common Stock on a post-Closing basis, shall vote in favor of, and shall cause Victory to take all necessary actions to effect, an amendment to Victory’s articles of incorporation to increase the Authorization Limit thereunder to at least 1,170,318,154 shares of Common Stock, which is an amount that is sufficient to allow for the issuance of:

(1)  175,822,708 shares of Victory Common Stock to the H2EG Stockholders according to Section 2.3(b);

(2)  43,095,923 shares of Victory Common Stock upon exercise of the Pre-funded Warrants being issued to Visionary according to Section 5.8(a);

(3)  67,797,000 shares of Victory Common Stock upon the conversion of Victory Preferred Stock being granted to Flagstaff according to the Flagstaff Financing Agreement;

(4)  3,961,539 shares of Victory Common Stock upon exercise of the Victory Pre-funded Warrants being issued to the Series D Holder according to Section 5.8(b);

(5)  3,350,000 shares of Victory Common Stock upon the cashless exercise of 3,350,000 warrants which Victory will issue to current employees and Victory board members to compensate each for services provided;

(6)  2,882,634 shares of Victory Common Stock upon the exercise of up to 2,882,634 Reissue Warrants (defined below); and

(7)  the reservation of Common Stock for issuance under Victory’s 2014 Long Term Incentive Plan, and the 2017 Equity Incentive Plan, as the same may be amended from time to time.

(d)  Victory Reissue Warrants. As soon as practicable following the Closing, Victory will solicit the holders of 2,881,871 warrants to purchase Victory Common Stock that were previously issued and have since expired, and 763 warrants to purchase Victory Common Stock that are currently outstanding but which Victory expects will expire before the exercise thereof, the latest of which having an expiration date of December 31, 2024, and issue up to 2,882,634 new warrants (the “Reissue Warrants”) to such holders in exchange for a release by such holders of any and all claims against Victory. The Reissue Warrants will contain an exercise limitation that prohibits the exercise of such Reissue Warrants until Victory has increased its Authorization Limit to a number of shares that is sufficient to allow for the exercise of such Reissue Warrants in full.”

10. Amendments to Section 7.1(f). Section 7.1(f) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(f) Board Nominees. In accordance with Section 5.5 of the Merger Agreement and subject to compliance with Rule 14F-1 of the Exchange Act, the size of the Board of Directors of Victory will be increased to five (5) members and will consist of the following directors: Chris Headrick, who will serve as Chairman of the board of directors, Kevin DeLeon, Jim McGinley, Neil Goulden and one director to be selected by Flagstaff according to the terms of the Flagstaff Financing Agreement. H2EG will provide an agreement of each such individual to perform such background and credit checks of such individual. Unless removed for cause, death or disability, the two individuals who are presently serving on the board of directors of Victory and who will continue to serve on the board of directors of Victory will so serve until the next annual meeting of the stockholders of Victory; provided, however, that unless such individuals fail to provide his consent or unless such individuals have committed a “bad actor” disqualification event of the type described in Rule 506(d) of the Securities Act, Victory shall nominate such individuals to serve as directors at such next annual meeting of the stockholders.”

11. Addition of Schedule 4.2(a). Schedule 4.2(a), attached hereto as Exhibit A to this Amendment is added to the Victory Disclosure Schedule attached to the Merger Agreement.

12. Addition of Schedule 4.2(b). Schedule 4.2(b), attached hereto as Exhibit B to this Amendment is added to the Victory Disclosure Schedule attached to the Merger Agreement.

13. Amendments to Schedule 4.2(c). Schedule 4.2(c) of the Merger Agreement is hereby amended and restated in its entirety, and attached hereto as Exhibit C.

14. Representations and Warranties. Each party represents and warrants that it has all necessary rights and authority to enter into this Amendment, and that this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms.

15. Defined Terms; Conflict. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement. In the event of any conflict between the Merger Agreement and this Amendment, this Amendment will control.

16. No Other Modification. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

17. Governing Law. This Amendment will be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

18. Counterparts. This Amendment No.1 may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile, scan, PDF, or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

H2 ENERGY GROUP INC.

By:	/s/ Christopher L. Headrick
Name:	Christopher L. Headrick
Title:	Founder & Chairman

Address:	810 Woodbine Ave.
Oak Park, IL 60302

Email:	c.headrick@h2eg.com

VICTORY OILFIELD TECH, INC.

By:	/s/ Kevin DeLeon
Name:	Kevin DeLeon
Title:	Chief Executive Officer

Address:	3355 Bee Caves Road, Suite 608,
Austin, Texas 78746

Email:	kdeleon@vpeg.net

VICTORY H2EG MERGER SUB INC.

By:	/s/ Ronald Zamber
Name:	Ronald Zamber
Title:	Director

Address:	3355 Bee Caves Road, Suite 608,
Austin, Texas 78746

Email:	rzamber@vpeg.net

[Exhibits Follow]

EXHIBIT A

SCHEDULE 4.2(a)

(See Attached)

Schedule 4.2(a)

The authorized capital stock of the Company immediately prior to the Closing is as follows:

	Authorized (1)	Shares Outstanding	Shares Outstanding Fully Diluted		% Owned Fully Diluted
Stock:
Common Stock	300,000,000	28,591,593	28,591,593		33%
Subtotal:	300,000,000	28,591,593	28,591,593	(2)	33%

Convertible Securities:
New Warrants to Victory Board and Employees			3,350,000	(3)	4%
Reissued Warrants			2,882,634	(3), (4)	3%
Visionary Convertible Note			50,961,957	(5)	60%
Subtotal:			85,786,184		67%

TOTALS:	300,000,000	28,591,593	85,786,184	(6)	100.00%

(1)	Victory has reserved 2,000,000, and 570,000,000 shares of Common Stock for issuance upon exercise of awards issued pursuant to the Company’s 2014 Long Term Incentive Plan, or the 2017 Equity Incentive Plan, respectively. However, due to the Authorization Limit, the Company’s Board of Directors has adopted a resolution that they will not issue any more awards under the plans until the Company has enough authorized capital stock.

(2)	Does not include: (i) 20,000 shares of Series D Preferred Stock, par value $0.001 per share, of which 8,333 shares are issued and outstanding, and which the holder thereof has agreed to the conversion of such Series D Preferred Stock into 3,961,539 Victory Pre-funded Warrants at the Effective Time. The Victory Pre-funded Warrants contain a provision prohibiting the exercise thereof until Victory’s shareholders approve an amendment to the Victory articles of incorporation, increasing the Authorization Limit;

(3)	The New Warrants and Reissued Warrants will contain a provision which prohibits the exercising thereof until Victory’s shareholders approve an amendment to the Victory articles of incorporation, increasing the Authorization Limit.

(4)	Includes 2,881,871 warrants to purchase Victory Common Stock that were previously issued and have since expired, and 763 warrants to purchase Victory Common Stock that are currently outstanding but which Victory expects will expire before the exercise thereof, the latest of which having an expiration date of December 31, 2024.

(5)	Visionary will receive an amount of Victory Common Stock and Victory Pre-funded Warrants which will equal 50,961,957 shares of Victory Common Stock on a fully diluted basis after the Closing. The Victory Pre-funded Warrants contain a provision prohibiting the exercise thereof until Victory’s shareholders approve an amendment to the Victory articles of incorporation, increasing the Authorization Limit.

(6)	This value does not account for 19,440,678 shares of Common Stock which are reserved for issuance in the Financing.

EXHIBIT B

SCHEDULE 4.2(b)

(See Attached)

Schedule 4.2(b)

The following is a list of all Victory Benefit Plans:

1.	The Victory Oilfield Tech. Inc. 2014 Long Term Incentive Plan;

2.	The Victory Oilfield Tech. Inc. 2017 Equity Incentive Plan.

EXHIBIT C

AMENDED AND RESTATED SCHEDULE 4.2(c)

(See Attached)

Schedule 4.2(c)

All Victory securities, and agreements or commitments that result in the issuance thereof, that are required to be disclosed in this Schedule 4.2(c) which were issued or executed prior to November 24, 2017, the effective date of the Company’s 1-for-38 reverse stock split according to the filing of the Company’s Amended and Restated Articles of Incorporation on November 21, 2017, will be disclosed on a post-split basis. 1

The following is a complete list of Victory’s outstanding options for the purchase of an aggregate of 211,186 shares of common stock:

Issuance Date	Name	Number of Shares	Strike Price	Vesting (months)	Vesting Complete	Vested Shares	Term (years)	Expiration Date	LTIP?
4/23/2014	Kenny Hill	3,948	$13.30	36	4/23/2014	3,948	10	4/23/2024	Yes
8/28/2015	Kenny Hill	9,869	$10.26	36	8/28/2018	9,869	10	8/28/2025	Yes
8/21/2017	Kenny Hill	197,369	$1.52	36	8/31/2020	197,369	10	8/21/2027	Yes
TOTAL		211,186				211,186

The following is a complete list of Victory’s outstanding warrants for the purchase of an aggregate of 2,882,6342,3 shares of common stock:

Purpose	Holder	Issuance Date	Exercise Price	Warrants Outstanding	Expiration Date
Services	James Capital Consulting	12/31/2008	$9.50	472	12/31/23
Services	James Capital Consulting	3/31/2009	$9.50	188	3/30/24
Services	James Capital Consulting	6/30/2009	$9.50	43	6/29/24
Services	James Capital Consulting	9/30/2009	$9.50	8	9/29/24
Services	James Capital Consulting	12/31/2009	$9.50	52	12/30/24
Re-issuance			$0.075914	2,881,871
TOTAL				2,882,634

The following is a complete list of Victory’s outstanding convertible notes:

Purpose	Holder	Issuance Date	Principal Plus Accrued Interest	Conversion Price		Shares Issuable Upon Conversion
Financing	Visionary Private Equity Group I, LP	9/3/2021	$3,868,726.00	$0.075914	[4]	50,961,957	[5]

1	In addition to the securities described in this Schedule 4.2(c) and the footnotes thereto, Victory intends to compensate two key Pro-Tech employees for their service, and amount to be determined.

2	This number includes 2,881,871 expired warrants that Victory intends to reissue at an exercise price of $0.075914 and such warrants will be exercisable on a cashless basis, and the unexpired warrants listed in the table which Victory expects to reissue as a part of the Reissued Warrants. These Reissued Warrants will not be exercisable until Victory has sufficient authorized capital stock after giving effect to the Meger Agreement.

3	Victory intends to issue 3,350,000 of warrants: (i) the current directors of Victory as compensation for services, and (ii) Kevin DeLeon as a finder’s fee in connection with the Merger Agreement, in each case at an exercise price of $0.075914 and exercisable on a cashless basis. Any warrants issued to the current directors of Victory as compensation or to Kevin DeLeon as a finder’s fee will not be exercisable until Victory has sufficient authorized capital stock after giving effect to the Meger Agreement.

4	The principal and accrued interest of the Visionary Private Equity Group I, LP Note as of June 15, 2023 will be convertible into common stock at an assumed exercise price of $0.075914 after an amendment to the note.

5	Visionary will receive an amount of Victory Common Stock and Victory Pre-funded Warrants which will equal 50,961,957 shares of Victory Common Stock on a fully diluted basis after the Closing. The Victory Pre-funded Warrants will contain a provision that prohibits the exercising thereof until Victory’s shareholders approve an amendment to the Victory articles of incorporation, increasing the Authorization Limit.

Schedule 4.2(c) Cont.

Pro-Tech Hardbanding Services, Inc.